Exhibit 10.9

Biofrontera Aktiengesellschaft

2010 Stock Option Programme

Terms and conditions of the stock option as amended on

16.11.2010

Preamble:

Biofrontera Aktiengesellschaft (hereinafter referred to as the “Company”) finds itself in increasing competition to attract outstanding managers and employees. In order to survive in this competitive environment, the Company should have the abillity to offer stock options. The holding by employees of equity interests in the Company’s capital and thus their participation in the its economic risk and success are an important component of conventional remuneration schemes. The Management and Supervisory Boards are therefore convinced that the implementation of this stock option plan (hereinafter referred to as the “AOP”) is required in order for the Company to remain attractive to managers and employees. This applies in particular to highly qualified individuals who continue to be enticed internationally and across all sectors with attractive remuneration schemes. A stock option plan additionally allows the Company and the Group also to grant stock options to the existing Management Board members, management bodies of affiliated companies and the existing employees of the Company and its affiliates as a way to create an appropriate long-term incentive and preemptively counter any headhunting attempts by competitors. Biofrontera AG is committed to the principles of good corporate governance. Accordingly, the AOP is to be designed in such a way that incentives are created for sustainable enterprise development and action with a long-term orientation for the benefit of the Company.

With the approval of the Supervisory Board, the Management Board has therefore decided to introduce the AOP. For this purpose, the Management and Supervisory Boards adopted the following option terms and conditions for the structure of the AOP on 16 November 2010. The Supervisory Board alone has taken these decisions for the Management Board.

According to the resolution of 02 July 2010, the Company’s Annual General Meeting of Shareholders adopted the introduction of the AOP (hereinafter referred to as the “stock option programme 2010”) and the creation of conditional capital of EUR 839,500 through the issue of up to 839,500 registered shares without a par value (no-par shares) and with a proportional stake in the share capital of EUR 1.00 per no par share pursuant to section 192(1) no. 3 of the Aktiengesetz (AktG – German Stock Corporation Act). The conditional capital was registered in the Commercial Register of Cologne District Court under HRB 49717 on 30 July 2010.

A copy of the corresponding resolution of the General Meeting of Shareholder, the content of which is an integral part of the AOP, is attached as annexe AOP 1,

to these option terms and conditions.

The Management Board members and the employees of the Company and the executive officers and employees of affiliated companies (hereinafter referred to as the “beneficiaries”) have been defined in the resolution of the General Meeting of Shareholders as potentially entitled to subscription rights in respect of the shares.

§ 1
Content and granting of the option rights

(1)	Each subscription right that is granted (hereinafter also referred to as “option”, “option right” or “stock option”) entitles the beneficiary under these option terms and conditions to acquire one (1) new registered share without par value (no-par share) of the Company at the exercise price defined in the following paragraph (5), this being subject to any adjustments pursuant to § 11. The option rights are granted without consideration.

(2)	The new shares participate in the profits from the beginning of the financial year in which they arise as a result of the exercise of options. Until the option rights are exercised, the beneficiary is not entitled to any rights to dividends or other distributions from the ordinary shares that are subject to the option rights.

(3)	Subscription rights may be issued to the beneficiaries

a)	in the ten stock exchange trading days that follow the date of announcement of the annual or semi-annual results (exclusive),

b)	in the ten stock exchange trading days that follow the Annual General Meeting of Shareholders (exclusive)

c)	in the ten stock exchange trading days that follow the publication of a quarterly or interim report (exclusive).

The options are granted once per calendar year in annual tranches, none of which may exceed 50% of the total volume of the stock option plan 2010.

(4)	The options are issued by concluding a written contract on the assumption of options (hereinafter referred to as “option agreement”) between the beneficiary and the Company. The Company will submit an option agreement to the beneficiary for this purpose. The issue date is the date on which the declaration on the acquisition of stock options submitted to the beneficiary and initially signed by this beneficiary is countersigned by the Company (hereinafter referred to as “issue date”). The option agreement comes into effect when it is countersigned by the Company. The date of countersignature by the Company and therefore the issue date are determined by the Management Board and the Supervisory Board, or in matters concerning the Management Board by the Supervisory Board alone.

(5)	The price to be paid when the respective option for a share is exercised (hereinafter referred to as the “exercise price”) is equal to the arithmetical average (not weighted) of the closing prices for the Company’s shares ascertained in floor and Xetra trading on the Frankfurt Stock Exchange on the ten trading days before the issue date. However, the minimum exercise price is the proportionate share of the Company’s share capital allocated to each individual no-par share (section 9(1)AktG).

(6)	The Company will invite the beneficiary to sign the agreement in duplicate within a period specified by the Company for this purpose and will subsequently countersign the option agreement within the relevant acquisition period within the meaning of annexe AOP 1. The company will determine the exercise price upon the conclusion of the option agreement in accordance with § 1 (5) and communicate this to the beneficiary when handing over the option agreement signed by the company.

(7)	In the event that a subscription right is exercised, the Company is entitled generally and in specific cases at its discretion – instead of delivering a no par share in exchange for payment of the exercise price – to pay a cash settlement to the beneficiary with the effect of discharging its debt (hereinafter referred to as “cash settlement”). The cash settlement per subscription right corresponds to the difference between the exercise price per share and the share price on the exercise date, less taxes and levies incurred. The relevant share price on the exercise date (hereinafter referred to as “exercise price”) is to be determined as follows: arithmetical average (not weighted) of the closing prices of the Company’s shares determined in floor and Xetra trading on the Frankfurt Stock Exchange on the ten trading days before the date on which the exercise notice (cf. REF _Ref273707335 \w \h \* MERGEFORMAT § 3) of the beneficiary is sent to the Company(exclusive) (hereinafter referred to as “exercise date”). In this case, the obligation to pay the exercise price no longer applies for the beneficiary.

(8)	The Company is entitled generally and in specific cases to transfer old no par shares of the Company instead of new shares to the beneficiaries when options are exercised, also such with profit-sharing rightsthat deviate from § 1 (2).

(9)	The beneficiary has no claim against the company for the performance of the measures stated in § 1 (7) and § 1 (8).

§ 2
Prerequisites for exercising options

(1)	Option rights can be exercised only after expiry of a vesting period (hereinafter referred to as “vesting period”). The vesting period is four years from the respective issue date (exclusive).

(2)	A prerequisite for the whole or partial exercising of the option rights is that the following performance target is achieved:

Performance target:

It is possible to exercise the option rights from a tranche if

(i)	at the beginning of the respective exercise window, the price (hereinafter referred to as “reference price”) of the share of Biofrontera Aktiengesellschaft exceeds the exercise price by no less than 20%, whereb, however

(ii)	a minimum reference price of 5.00 Euro has to be reached (hereinafter referred to as “minimum reference price”).

The reference price corresponds to the arithmetical average (not weighted) of the closing prices of the company’s shares determined in floor and Xetra trading on the Frankfurt Stock Exchange, between the 15th and the 5th stock exchange trading days (inclusive in both cases) before the beginning of the respective exercise window. (cf. § 2 (3)); the attainment of the minimum reference price is determined accordingly.

The minimum reference price is adjusted in the following cases in order to bring the performance target under (ii) into line with changed circumstances:

-	In the event of a capital increase from Company funds through the issue of shares, the minimum reference price is reduced by the same proportion as the new shares that have been issued to existing shares. In the event of a capital increase from Company funds without new shares being issued (section 207(2) clause 2 AktG), the minimum reference price remains unchanged.

-	In the event of a capital reduction taking place, no adjustment is made to the minimum reference price, provided that the total number of shares is not affected by the reduction of capital or the capital reduction is associated with a repayment of capital or an acquisition of own shares in return for payment. In the event of a capital reduction achieved by consolidation of shares without repayment of capital or in the event of an increase in the number of shares without a change in capital (share split), the minimum reference price is increased in proportion to the reduction of capital or to the share split.

There are no other cases in which adjustments are made to the minimum reference price.

(3)	The exercising of the options is limited to the following time periods (hereinafter “exercise window”), i.e. only exercise notices pursuant to § 3 submitted to the company within an exercise window will be considered:

a)	on the 6th and the next 14 banking days after the date of the Annual General Meeting of Shareholders (exclusive),

b)	on the 6th and the next 14 banking days after the date that the half-yearly or quarterly report or an interim announcement of Biofrontera Aktiengesellschaft is presented (exclusive),

c)	in the period between the 15th and the 5th banking day before expiry of the option rights of the expiry date in question (exclusive).

(4)	After the relevant vesting period has expired, the option rights can be exercised up until the expiry of six years from the issue date in question (exclusive).

(5)	The right to exercise the options expires no later than six years after the issue date (exclusive). Any options not exercised by that date are forfeited without compensation.

(6)	Any claim of the beneficiary to receive a cash settlement in the event of the non-exercise of the option rights is excluded, notwithstanding the existence of the above prerequisites for exercise.

§ 3
Exercise notice

(1)	The option rights are exercised by giving written notice pursuant to section 198(1) AktG in duplicate to the Company or – if the beneficiary is a member of the Management Board of the Company – to the chairman of the Company’s Supervisory Board, addressed in each case to the Company’s head office.

(2)	The beneficiary is to use the form provided by the Company for the exercise notice. The beneficiary is also required to perform all actions and make statements necessary for the exercise and processing.

(3)	The exercise notice shall specify for how many shares the option right is being exercised.

(4)	The option exercise in the permissible scope specified in the declaration becomes effective upon receipt of the exercise notice by the Company or, if it is to be submitted to the Company’s Supervisory Board, upon receipt by the chairman of the Supervisory Board, provided that the other prerequisites for exercise are met.

§ 4
Transfer of the shares/cash settlement

(1)	Upon effective exercise, the Company is obliged to issue or deliver to the beneficiary a number of shares corresponding to the number of option rights exercised subject to the adjustments pursuant to § 11 or to pay the cash settlement pursuant to § 1 (7).

(2)	Within six weeks of receipt of the subscription notice and payment of the subscription price, the Company will transfer to the beneficiary the number of shares corresponding to the number of option rights exercised or pay the cash settlement according to § 1 (7) (in this case, the payment of the exercise price is not necessary).

(3)	The Company may specify that any taxes and levies to be paid, in particular within the meaning of the following § 10, are paid by the beneficiary in full or in part on account together with the corresponding exercise price.

§ 5
Exercise and sale restrictions

(1)	The beneficiary is entitled to resell the shares acquired through the exercise of option rights immediately. In the context of such a sale, he/she has, however, to show consideration for the Company’s legitimate interests in a reasonable stabilisation of its share price.

(2)	The beneficiary is aware that he/she belongs to the category of persons who can obtain knowledge of insider information concerning the Company. In addition, he/she is aware that the acquisition and the sale of the Company’s shares with knowledge of insider information is in particular punishable under the Wertpapierhandelsgesetz (WpHG –German Securities Trading Act). The beneficiary therefore undertakes not to sell the shares acquired through the exercise of option rights in the event that he/she has knowledge of insider information.

(3)	The beneficiary is also aware that the acquisition of shares in the Companymay also trigger statutory reporting obligations, in particular under section 15 a WpHG (Directors’ dealings) and section 21 ff. WpHG (notifications concerning voting rights).

(4)	The beneficiary will independently fulfil all legal and contractual obligations to be observed by him/her in connection with the stock option programme 2010 and its execution.

§ 6
Possible limits in the event of extraordinary developments

(1)	In the event that extraordinary developments arise, the vesting of options is limited, irrespective of the other provisions of these option terms and conditions, pursuant to this § 6.

(2)	Offers within the meaning of the Wertpapiererwerbs- und Übernahmegesetzes (WpÜG – German Securities Acquisition and Takeover Act) are considered to be extraordinary developments.

(3)	Restrictions on the exercise of options in a tranche may arise in the following period:

a)	Between the publication (i) of the bidder’s decision to submit a bid or (ii) of the acquisition of control (section 10(1) sentence 1 WpÜG, if necessary in conjunction with section 34 WpÜG or section 35(1) sentence 1 WpÜG) (hereinafter referred to as “announcement”) until the expiry of the follow-up acquisition period within the meaning of section 31(5) sentence 1 WpÜG.

b)	The restriction on the vesting of the options ends with the bidder’s refusal to publish a bid or the expiry of this notice period laid down by law for this purpose without the expected result.

(4)	In the event of a bid within the meaning of the WpÜG, the beneficiary should be placed in such a position as he would have been in if he had exercised the options before the announcement, however with the proviso that the beneficiary may realise a premium of up to 25% on the Company’s stock market share price existing prior to the announcement.

(5)	The key factor for determining to what extent a limitation on the exercise exists is initially the arithmetical average (not weighted) of the closing prices of the Company’s shares determined in floor and Xetra trading on the Frankfurt Stock Exchange on the ten trading days before the bidder’s announcement (exclusive) plus a premium of 25 % on this value (hereinafter referred to as the “pre-bid share price”).

a)	In the proportion in which the consideration offered by the bidder (hereinafter referred to as “consideration”) exceeds the pre-bid share price, the options are subject to an exercise blocking period.

Example:

The pre-bid share price is 10 Euro (8 Euro calculated average closing price plus a premium of 25%, i.e. 2 Euro). The person entitled to exercise the option has 100 options. The consideration is 15 Euro.

The number of options in a tranche that are still present at the time of the announcement and are subject in part to a limitation on exercise (“x” in %) is calculated as follows:

x % = 100 – ([100/consideration] * pre-bid share price)

In this example, 33.3 % of the options are thus subject to a block on exercise.

b)	Used as consideration is (i) the bidder’s last publicly announced bid price, in particular any such (intended) bid price that the bidder communicates in the announcement. If no bid price is named in the announcement, (ii) the arithmetical average (not weighted) of the closing prices of the Company’s shares determined in floor and Xetra trading on the Frankfurt Stock Exchange on the last three trading days subsequent to the announcement (exclusive) is to be taken as the basis for the consideration until a public announcement of the bid price by the bidder.

c)	If the consideration is increased, the number of options in a tranche that are still present at the time of the announcement and are subject in part to an limitation on exercise must be calculated again. Options already exercised after the announcement are to be offset against the amount of the newly calculated options that can be exercised in so far as this is possible.

Example:

The beneficiary has 100 options at the time of the announcement. The pre-bid share price is 10 Euro. The consideration is 15 Euro.

Thus 33.3% of the options are subject to a block on exercise. After 45 options are exercised, the consideration is increased to 20 Euro. Thus 50% of the options are subject to a block on exercise, such that another 5 options could be exercised. The consideration is subsequently increased to 25 Euro. Thus 60% of the options are subject to a block on exercise. No further options can therefore be exercised. This has no impact on the 50 options already exercised.

(6)	After the follow-up acquisition period within the meaning of section 31(5) sentence 1 WpÜG has expired, options subject to a block on exercise according to this § 6 can be exercised in accordance with this AOP.

§ 7
Transferability and inheritability

(1)	The option rights granted to the beneficiary are not transferable. In addition, any other disposal of the option rights, the granting of a sub-participation or the establishment of a trust in them is not allowed. The beneficiary is also not permitted to enter into short positions or comparable offsetting transactions, which are equivalent in economic terms to a sale of the option rights.

(2)	Violations of § 7 (1) lead to the forfeiture of the option rights without compensation.

(3)	Option rights are generally not inheritable, unless all prerequisites for their exercise are already met at the time the inheritance takes place. In this case, the heirs/legatees of the beneficiary are entitled to exercise, instead of the beneficiary, the option rights once in the three subscription windows following the time they become aware of the inheritance on the same conditions, but at the latest within a period of 12 months following the inheritance. Upon the expiry of the anniversary of the inheritance, option rights that have not been or cannot be exercised are forfeited without replacement or compensation. The Company is entitled to demand reasonable proof of the inheritance and legal succession.

§ 8
Termination of employment/
termination of an executive position

(1)	An option right may be exercised only if its holder has a service or employment contract that is not under notice of termination (hereinafter referred to as “employment relationship”) with the Company or another company affiliated with the Company or is a member of the Management Board of the Company or the management of another company affiliated with the Company (hereinafter referred to as “executive position”).

(2)	Upon termination of the employment/executive position – for whatever reason –– the option rights are forfeited without compensation in so far asthey cannot yet be exercised pursuant to § 2 (1), § 2 (2) and § 6 at the time the employment and/or the executive position is legally ended (hereinafter referred to as “date of termination”) and unless otherwise stipulated in these option terms and conditions (cf. § 8 (5)). Forfeiture does not occur when only an executive position is terminated, but an employment relationship continues.

(3)	Option rights that are vested at the date of termination pursuant to § 2 (1), § 2 (2) and § 6 can be exercised by the beneficiary only in the first exercise window following the date of termination, unless he/she has caused the termination of employment and/or executive position as a result of good cause within the meaning of section 626 of the Bürgerliches Gesetzbuch (BGB – German Civil Code- ) triggered by him/her. In this case the options are forfeited without compensation without prejudice to the Company’s rights regarding revocation pursuant to § 9 (2).

(4)	If beneficiaries have a fixed-term employment contract with the Company, these contracts are valid for the entire duration of employment as employment relationships not under notice of termination for the purposes of this provision if they are extended or renewed without interruption and are not under notice of termination.

(5)	If the employment relationship and/or executive position has/have existed without interruption for no less than four years at the date of termination, the following applies for options that were granted at least 18 months before the date of termination but are not yet vested pursuant to § 2 (1), § 2 (2) and § 6:

a)	The intrinsic value of the unvested options is determined on the date of termination. The intrinsic value per option corresponds to the difference between the exercise price (cf. § 1 (4)) and the share price on the date of termination. The relevant share price on the date of termination is to be determined as follows: the arithmetical average (not weighted) of the closing prices of the Company’s shares determined in floor and Xetra trading on the Frankfurt Stock Exchange on the 30 trading days before the termination date. The intrinsic value determined in this way is multiplied by the number of options that have been granted at least 18 months before the date of termination (hereinafter referred to as the “starting amount”).

b)	In the first exercise window following the date of termination, the beneficiary may then exercise a number of options that corresponds to the starting amount divided by the exercise price (cf. § 1 (7)) (fractions must be rounded down), to a maximum amount, however, of the options actually granted but not yet exercised, if they are vested at this time pursuant to § 2 (1), § 2 (2) and § 6.

c)	In addition, it is a prerequisite for the exercise of the options in these cases that the performance target pursuant to § 2 (2) was reached at least once in mathematical terms in the period between the issue of the options and the date of termination.

d)	In addition, the beneficiary has to provide information with the exercise notice of a security deposit account to which the shares can be delivered and furnish proof

(i)	that it is a blocked security deposit account (hereinafter referred to as “blocked security deposit”) and

(ii)	that sales of the shares granted on the options are only possible from this blocked security deposit no earlier than after nine months have elapsed (hereinafter referred to as the “holding period”) and

(iii)	that the bank has undertaken to the Company to comply accordingly with the holding period or will not allow any sale within the holding period without the Company’s consent. The holding period begins on the first day after the first exercise window following the date of termination in which the options are exercised has expired.

The Company is entitled to deliver 75% of the shares to be granted to the blocked security deposit account.

e)	The provisions of this § 8 (5) do not apply if the termination of the employment relationship/executive position

(i)	is to be attributed to good cause within the meaning of section 626 BGB triggered by the beneficiary, or

(ii)	is to be attributed to the expiry of a time limit and if the beneficiary has not accepted an offer of the Company to continue his/her corresponding duties at the end of the time limit for at least two more years on economic conditions that are not worse than the economic conditions already agreed (agreement on salary, working hours, holidays and non-cash benefits). An appropriate written offer is to be forwarded to the beneficiary no later than 6 months before expiry of the time limit and furnished with a commitment period for the Company of at least three weeks, such that the offer obtains the local foreclosing effect in the event that it is not accepted by the beneficiary.

f)	Insofar as the Company is liable in connection with the exercise of the options for the tax liabilities or other levies of the beneficiary incurred as a result of this, it may demand that the beneficiary furnishes adequate security or proof that the tax and levy debt has been paid. The collateral security per share is 65% of the exercise price (cf. § 1 (7)). The collateral security or proof must be furnished within 10 working days following a corresponding request from the Company. Otherwise the claim arising from the exercised options is forfeited.

(6)	If an operation or an operating unit of the Company in which the beneficiary has an employment relationship and/or holds an executive position leaves the Company and the Company’s group or if an affiliated company at which the beneficiary is employed and/or works on an executive body leaves the corporate group of the Company, the following applies:

a)	The options that may be vested at the key departure date pursuant to § 2 (1), § 2 (2) and § 6 may be exercised against the Company by the beneficiaries who belong to the company or operating unit leaving the Company only in the first two exercise windows following the key departure date, provided that all the other prerequisites for exercise are met. The option rights not yet exercised are subsequently forfeited.

b)	The Company is entitled to settle vested option rights in derogation from the above provisions § 8 (6) a) at any time, also contrary to the beneficiary’s wishes. In this case an amount that is calculated in accordance with the cash settlement pursuant to § 1 (7) is to be paid to the beneficiary as a settlement amount for the vested options. The date of departure is used to calculate the settlement in place of the exercise day. The date on which the change of employer takes place pursuant to section 613 a BGB or the date on which the dependency ends pursuant to section 17 AktG is regarded as the key departure date. A legal claim for such settlement does not exist.

c)	Options not yet vested are forfeited on the key departure date pursuant to § 2 (1), § 2 (2) and § 6, where the beneficiary is granted a settlement, for the calculation of which § 12 (4) applies accordingly. The date on which the change of employer takes place pursuant to section 613 aBGB or the date on which the dependency ends pursuant to section 17AktG is regarded as the key date for the calculation of the settlement. The settlement calculated in this way is to be paid to the beneficiary within 12 weeks of the aforementioned date.

d)	The provisions of this § 8 (6) also apply if the beneficiary makes use of any rights of objection against the transfer of the employment relationship without objective reasons that may otherwise exist.

§ 9
Term and revocation

(1)	This AOP is valid up until the expiry of the term of the option rights issued on the basis of this plan. If the beneficiary fails to exercise the option rights by this date, the option rights are forfeited without compensation.

(2)	The Company may revoke the option rights allocated to a beneficiary with immediate effect if

a)	insolvency proceedings concerning the beneficiary’s assets are opened or the opening of insolvency proceedings has been rejected for lack of assets,

b)	a creditor of the beneficiary proceeds to levy execution in his/her rights under this option agreement,

c)	the beneficiary breaches material duties under law, the Company’s articles of association, his/her employment contract or this AOP.

(3)	Upon receipt of the declaration of revocation,all option rights granted under this AOP and not yet exercised expire without compensation. The beneficiary has no claim against the company for setoff of any financial prejudice.

§ 10
Taxes and other levies

(1)	The beneficiary is aware that the granting of options to the beneficiary and their exercise may result in taxable non-cash benefits for the beneficiary.

(2)	The Company will pay the income tax incurred as a result, including church tax and the solidarity surcharge, to the tax office as well as any social security contributions incurred as a result in accordance with statutory requirements. The beneficiary is obligated to reimburse these payments to the company (cf. § 4 (3)). The Company is therefore entitled to withhold corresponding amounts from the beneficiary’s salary.

(3)	At the request of the beneficiary, the parties will reach a reasonable agreement on a deferment or other financing of the income tax reimbursement obligation of the beneficiary if he/she credibly shows that he/she is unable to pay the reimbursement amount by way of a single payment to the Company.

(4)	In so far as the beneficiary is an executive or employee of a company affiliated with the Company, the preceding paragraphs (1) to (3) apply accordingly, however with the proviso that the affiliated company takes the place of the Company.

§ 11
Option right adjustments and protection against dilution

(1)	If the Company increases the share capital by issuing new shares while granting subscription rights to shareholders or issues partial bonds with subscription or conversion rights on shares and the share price or conversion or option price per share fixed for this lies below the option price, the option price will be reduced by the amount equal to the arithmetical average of the cash prices of a subscription right granted to an ordinary share on all trading days on the Frankfurt Stock Exchange. A reduction in the option price will not apply if the option holders are granted a subscription right that puts them in such a position as if they had already exercised the option right. For this, it is sufficient that the beneficiary is given the opportunity to subscribe for and acquire at the subscription price an appropriate number of shares from the capital increase that are not subscribed for by the shareholders. For this purpose it is sufficient if the Company also grants an additional subscription to the subscription right holders in addition to the subscription right, such that the beneficiaries would have been able to subscribe for a corresponding number of shares from the subscription surplus, if they were also shareholders with a subscription right, as this would have been possible for shareholders as beneficiaries after previously exercising the option rights. Moreover, a reduction in the option price will not occur if the reduction would lead to the option price for an ordinary share falling below the notional amount of the ordinary share in the share capital of the issuer. If no subscription rights trading takes place, the Company’s subscription right value is calculated with binding effect as follows:

BR = (Ka - Kn) / (BV + 1)

BR: subscription right
Ka: stock exchange price of the old shares
Kn: issue price of the new shares
BV: subscription ratio

The stock exchange price “Ka” of the old shares is determined as follows: arithmetical average (not weighted) of the closing prices of the Company’s shares determined in floor and Xetra trading on the Frankfurt Stock Exchange during the subscription period.

(2)	In the event of a capital increase from Company funds through the issue of shares, the conditional capital will be increased in accordance with section 218 AktG in the same proportion as the share capital. The claim of the beneficiary to acquire new shares by exercising the subscription right is increased in the same proportion. The exercise price per share is reduced by the same proportion. If the capital is increased from Company funds without new shares being issued (section 207(2) sentence 2 AktG), the subscription right from the options and the exercise price remain unchanged. Fractions of shares arising from a capital increase from Company funds are not provided when the option right is exercised.

(3)	In the event of a capital reduction, no adjustment is made to the option price or the option relationship, provided that the total number of shares is not affected by the reduction of capital or the capital reduction is associated with a repayment of capital or an acquisition of own shares in return for payment. In the event of a capital reduction achieved by consolidating shares without repayment of capital or in the event of an increase in the number of shares without a change in capital (share split), the number of shares that can be acquired for each option at the exercise price is decreased or increased in proportion to the reduction of capital or to the share split. The option price for a share is changed in the same proportion.

(4)	If an adjustment is made pursuant to the above paragraphs, fractions of shares are not granted when the subscription right is exercised. A cash settlement does not take place.

(5)	In the event of a merger one of the Company into another company, a transformation or similar measure that hasa negative impact on the beneficiary’s rights as a result of the company’s shares expiring or their value being adjusted under the terms of this AOP, the right to acquire the company’s shares pursuant to § 1 (1) of the AOP is replaced by the right to acquire at the option price such a number of shares, capital shares or other ownership rights replacing the Company’s ordinary shares in the Company or its legal successor , the value of which corresponds to the market value of one of the Company’s ordinary shares at the time such measure is exercised (full entry of the execution in the commercial register).

(6)	In cases of integration, of the conclusion of profit and loss transfer and control agreements, of an exclusion of minority shareholders and of an asset transfer within the meaning of sections 174 ff. of the Umwandlungsgesetz (UmwG – German Transformation Act), the Company will, within the framework of what is legally and actually possible, place the beneficiaries in such a position in the exercise of the options as they would have been if they had already exercised their option rights at the time the contract came into effect or the such a measure was implemented. If trading in the Company’s shares is suspended as a consequence of such a measure and if it cannot be determined for this reason whether the share-based performance target pursuant to § 2 (2) is achieved, the achievement of targets is to be determined by determining the capitalised value of the Company’s shares on 31.12. of each year respectively on the basis of an assessment carried out by an auditor/auditing company to be commissioned by the Company at its own expense.

(7)	In the case of other procedures that have comparable effects to the aforementioned cases of adjustment, the Company’s exercise price may be adjusted pursuant to section 315 BGB.

(8)	The Company will announce adjustments and the due date from which the adjustment applies to the beneficiaries without delay.

§ 12
Settlement of the options

(1)	In the event of a Change of Control, the Company may settle the options granted to a beneficiary also contrary to the beneficiary’s wishes (hereinafter referred to as the “desire to settle”). The beneficiaries are to be paid a settlement (hereinafter referred to as the “settlement amount”).

(2)	A “Change of Control” takes place when a natural or legal person acquires the majority of the voting rights in the Company after the option agreement has been concluded. A Change of Control is, however, not present if a Company within the Group acquires the majority of the voting rights in the company.

(3)	The desire to settle is to be announced to the beneficiary within a period of four months following the implemented Change of Control. Within eight weeks of the notification of the desire to settle, the Company must disburse the settlement amount to the beneficiaries pursuant to § 12 (4). The due date for determining the settlement amount is the occurrence of the Change of Control.

(4)	The settlement amount corresponds to the full value (hereinafter referred to as the “fair value”) of the options granted to the beneficiary less any applicable taxes and levies. The settlement amount is to be determined using recognised actuarial methods and after an appraisal of the Company’s economic situation and the option terms and conditions. The intrinsic value and the fair value of the options should be assessed in particular in the process. For the calculation of the settlement amount, the Company can, at its own discretion and expense, use an auditor/auditing company or a prestigious credit or financial services institution to determine the value of the options using recognised actuarial methods with binding effect for the Company and the beneficiaries

(5)	The provisions in § 12 (1) to § 12 (4) will apply mutatis mutandis in the cases mentioned in § 11 (5), unless otherwise provided for by mandatory legal provisions. The calculation of the notice periods of § 12 (3) is to be based on the time that the contract came into effect or such a measure was implemented.

(6)	The provisions in § 12 (1) to § 12 (4) will furthermore apply mutatis mutandis in the cases mentioned in § 11 (6). The calculation of the notice periods of § 12 (3) is to be based on the time the contract came into effect or such a measure was implemented.

(7)	A beneficiary has no legal claim to settlement.

§ 13
Limitations of liability

(1)	The liability of the Company, its legal representatives and their vicarious agents for slight negligence and consequential damages and loss of profits is excluded.

(2)	The Company assumes no responsibility whatsoever for general market developments and the price performance of the Company’s shares.

(3)	Option rights are accepted and exercised solely at the risk of the respective beneficiary.

§ 14
Prohibition of insider trading

(1)	Pursuant to the German Securities Trading Act, a large number of beneficiaries are regarded as insiders as a result of their work or duties because of their function as a member of the Management Board of the Company or because of the knowledge required for the intended use of facts that are not public knowledge.

(2)	Insiders are prohibited, among other things, from acquiring or selling company shares while taking advantage of their knowledge of facts that are not public knowledge and that are likely to significantly affect the Company’s share price in the event that they became public knowledge (insider information). The prohibition on insider trading also includes the sale of the Company’s shares.

(3)	Each beneficiary is personally responsible for ensuring that he does not sell the Company’s shares that he/she acquires by exercising option rights in violation of insider trading prohibitions. The establishment of trading windows pursuant to § 2 (3) does not constitute a guarantee that the sale of the Company’s shares during the exercise window is not problematic in each individual case.

(4)	Each beneficiary is obliged to obtain information for himself/herself about the respective legal situation concerning the insider trading prohibitions before exercising option rights or selling shares.

§ 15
Absence of company practice

The option rights are granted as a voluntary benefit on the part of the Company. No claims whatsoever to the renewed granting of option rights or to similar or equivalent benefits are therefore created even when option rights are repeatedly granted.

§ 16
Applicable law

The form and content of the option rights or this AOP and all resulting rights and obligations of the beneficiary or of the Company’s are determined in every respect exclusively by the laws of the Federal Republic of Germany and — in so far as this is permitted by law — excluding international private law.

§ 17
Place of performance, venue

Place of performance and venue for all disputes arising from or in connection with this AOP is the registered office of the company, provided the beneficiary has no general venue in Germany.

§ 18
Miscellaneous

(1)	Stock exchange trading days in this contract are all trading days on the Frankfurt Stock Exchange.

(2)	Amendments and supplements to this AOP must be made in writing, unless notarisation is required. This also applies to amendments to this requirement for written form.

(3)	The Company is entitled to modify or annul the AOP at any time in accordance with mandatory legal requirements, without any obligation to compensate the beneficiaries arising therefrom.

(4)	If any provision of this AOP is or becomes invalid or unenforceable, the validity or unenforceability of the remaining provisions will remain unaffected. A gap or omission or any other gaps or omissions resulting from the invalidity or unenforceability of a provision are to be filled mutatis mutandis by means of supplementary interpretation of the contract while taking into account the interests of the parties. This also applies if the measure of a performance or time (notice period, deadline) is affected. In such cases, a legally permissible measure of performance or time (notice period, deadline) that most closely approximates the intended purpose will replace the provision initially agreed upon. Provisions that are not consistent with the resolution on conditional capital of 02 July 2010, are considered to be unenforceable within the meaning of this regulation.

(5)	Headings serve as orientation only and are not to be drawn on in any interpretation.